UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934



Date of Report ( Date of earliest event reported )        June 4, 1996.

                               Sklar Corporation
            ( Exact name of registrant as specified in its charter )

      Pennsylvania                   1-6107                     44-0625447
(State or other jurisdiction      (Commission                 (IRS Employer
   of incorporation)              File Number)              Identification No.)

            889 South Matlack Street, West Chester, PA    19382
         (Address of principal executive offices )     ( Zip Code )

Registrant's telephone number, including area code     610-430-3200


         ( Former name or former address, if changed since last report )



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Item 2.

Sklar Corporation ("Company") entered into an Asset Purchase Agreement ("Agreement"), effective May 31, 1996, with Surgical Marketing Specialists, Inc. ("SMS") a privately owned company involved in, among other things, the business of importing and marketing medical surgical instruments and products. The Agreement provides principally for the Company to acquire certain inventory of SMS, assume certain liabilities and acquire the right to SMS customers for the sale of the inventory acquired. SMS will continue to sell non-restricted products to certain customers in Virginia, Maryland, Delaware, District of Columbia and areas of Pennsylvania.

In consideration for the inventory and other assets acquired in the Agreement the Company agreed to pay SMS $1,700,000 at closing, assume $900,000 of trade accounts payable and pay future sums of $706,405, subject to certain adjustments. The future sums payable accrue interest at 9%. Principal and interest of $200,000 are payable six months after closing and the remainder is due in eighteen equal installments of $33,333 commencing one year after closing.

In conjunction with the acquisition, the Company entered into an amended financing agreement with its bank which provides for a $3,750,000 line of credit with interest payable at 1 1/4% above the bank's national commercial lending rate (NCR). At May 31, 1996 the NCR is 8 1/4%. In addition the Company is required to meet various financial covenants regarding net worth, net tangible worth and working capital. Term loans of the Company payable to the bank were consolidated into the line of credit, except for the term loan guaranteed by the Small Business Association (SBA). The line of credit is collateralized by all the assets of the Company, except those assets pledged for the SBA loan. The availability of the line of credit is limited to 50% of the inventory not pledged to the SBA and 80% of qualifying accounts receivable. In addition, Sklar's President has pledged personal real estate and other assets as additional guarantees in support of this line of credit. The line of credit is subject to review by the bank at June 30, 1997.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            SKLAR CORPORATION
                                            (Registrant)

Dated:   June 14, 1996                          By:     /s/ Don Taylor
       -----------------                               -------------------------
                                                       President and Director

Dated:   June 14, 1996                          By:     /s/ Charles A.W. Wilson
       -----------------                               -------------------------
                                                       Chief Financial Officer